Exhibit 21.1

ELIZABETH ARDEN, INC.

Subsidiaries of the Company

Name	Country of Incorporation	Date Created

DF Enterprises, Inc.	USA - Delaware	July 19, 2000
Elizabeth Arden (Australia) Pty Ltd.	Australia	December 14, 2000
Elizabeth Arden (Canada) Limited	Canada	August 2, 2000
Elizabeth Arden (Denmark) ApS	Denmark	December 11, 2000
Elizabeth Arden (Export), Inc.	Puerto Rico	October 10, 2001
Elizabeth Arden (Financing), Inc.	USA - Delaware	January 25, 2002
Elizabeth Arden (France) S.A.S.	France	December 17, 2007
Elizabeth Arden (Italy) S.r.l.	Italy	July 28, 2000
Elizabeth Arden (Netherlands) Holding B. V.	Netherlands	December 13, 2000
Elizabeth Arden (New Zealand) Limited	New Zealand	December 14, 2000
Elizabeth Arden (Norway) AS	Norway	December 19, 2000
Elizabeth Arden (Puerto Rico), Inc.	Puerto Rico	December 19, 2000
Elizabeth Arden (Shanghai) Cosmetics & Fragrances Trading, Ltd.	China (WFOE)	April 30, 2005
Elizabeth Arden (Singapore) PTE Ltd.	Singapore	October 24, 2000
Elizabeth Arden (South Africa)(Pty) Ltd.	South Africa	October 11, 2000
Elizabeth Arden (Sweden) AB	Sweden	February 13, 2001
Elizabeth Arden (Switzerland) Holding S.a.r.l.	Switzerland	June 19, 2001
Elizabeth Arden (UK) Ltd.	United Kingdom	December 12, 2000
Elizabeth Arden Cosmeticos do Brazil, Ltda.	Brazil	February 16, 2012
Elizabeth Arden España, S.L.	Spain	October 20, 2000
Elizabeth Arden Handels GmbH	Austria	November 15, 2000
Elizabeth Arden International Holding, Inc.	USA - Delaware	November 16, 2000
Elizabeth Arden International S.a.r.l.	Switzerland	January 29, 2001
Elizabeth Arden Korea Yuhan Hoesa	Korea	January 3, 2001
Elizabeth Arden Manufacturing S.a.r.l.	Switzerland	July 5, 2001
Elizabeth Arden Trading B. V. (Taiwan Branch)	Netherlands	May 2, 2005
Elizabeth Arden Travel Retail, Inc.	USA - Delaware	June 9, 2001
FD Management, Inc.	USA - Delaware	July 19, 2000
RDEN Management, Inc.	USA - Delaware	January 25, 2002